Spend Life Wisely Funds Investment Trust N-CSR

EXHIBIT 99.CODE ETH

3.	CODE OF ETHICS

3.1	Code of Ethics

I.	Statement of General Principles

This Code of Ethics has been adopted by the Ranger Funds Investment Trust (the “Trust”) for the purpose of instructing all employees, officers, directors and trustees of the Trust, the advisors and sub-advisor to the Trust (together, the “Adviser”), in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

●	The duty at all times to place the interests of the Trust and its shareholders first;

●	The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

●	The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders.

It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All personal securities transactions must also comply with the Securities & Exchange Commission’s Rule 17j-1. Under this rule, no Employee may:

●	employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

●	make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

●	engage in any manipulative practice with respect to the Trust or any of its shareholders.

II.	Definitions

B.            Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

C.            Chief Compliance Officer: the Chief Compliance Officer of the Trust.

D.            Disinterested Trustees: trustees of the Trust whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

E.            Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

F.             Employees: the employees, officers, and trustees of the Trust. The Compliance Officer will maintain a current list of all Employees.

G.            Exempt Securities: Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, and shares of open-end mutual fund companies (with the exception of certain mutual fund companies registered under the Investment Company Act of 1940 to which the Firm serves as an Adviser or Sub-Adviser) are not subject to pre-clearance and reporting policies and procedures.

H.            Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

I.              Funds: any series of the Trust.

J.             Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

K.            Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, ETFs, MLPs, and REITS, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of unaffiliated registered open-end investment companies (other than exchange traded funds).

L.            Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.	Personal Investment Guidelines

A.	Personal Accounts

1.             The Personal Investment Guidelines in this Section III do not apply to Exempt Securities and/or Exempt Transactions unless the transaction involves a private placement or initial public offering. Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

2.             While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person’s transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund was being considered, in which case such Sections apply only to such transaction.

3.             Exempt Securities: Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, and shares of open-end mutual fund companies (with the exception of certain mutual fund companies registered under the Investment Company Act of 1940 to which the Firm serves as an Adviser or Sub-Adviser) are not subject to pre-clearance and reporting policies and procedures.

ETFs and Closed-End Mutual Funds: In addition to the exempt securities mentioned above, Employees may trade ETFs and Closed-End Mutual Funds. Though pre-approval from the Chief Compliance Officer is unnecessary, Employees are required to have the brokerage firm through which the transactions occur send duplicate trade confirmations to the Chief Compliance Officer. In addition to duplicate trade confirmation requirements, Employees must also report ETFs and Closed-end mutual funds on the Annual Holdings Report, or instruct his/her brokerage firm to submit year-end duplicate account statements to the Chief Compliance Officer no later than January 30th of each year.

4.             Employees must wait until the following business day to execute a Securities Transaction purchase or sell order if said Security or a Related Security (i) is held in the Fund portfolios and (ii) is scheduled to be purchased into or sold out of the Fund portfolios. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund. On occasion, the Chief Compliance Officer may exempt certain transactions on a case-by-case basis.

5.             Any Securities Transactions in a private placement must be authorized by the Chief Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Trust or the Adviser. If the private placement acquisition is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

6.             Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Trust or the Adviser. If the initial public offering is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

B.	Other Restrictions

Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chief Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds’ shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

IV.	Compliance Procedures

A.	Employee Disclosure

1.             Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information, which information must be current as of a date no more than 45 days prior to the date the person became an Employee: a) the title, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

2.             Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and c) the date the report is submitted.

B.	Compliance

1.             All Employees must either instruct their broker/dealer(s) to send duplicate trade confirmations to the Chief Compliance Officer or have the transactions loaded into software approved by the Chief Compliance Officer for all accounts in which the Employee has a direct or indirect Beneficial Interest. The Employee may exclude transactions effected pursuant to an automatic investment plan. An automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

2.             The Chief Compliance Officer will, on a quarterly basis, review the transaction statements to verify that the Employee has not violated the Code. The Chief Compliance Officer will inform all Employees of their reporting obligations, and maintain a record of all current and former access persons.

3.             If an Employee violates this Code, the Chief Compliance Officer will report the violation to management personnel of the Trust for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Trust and/or the Adviser.

4.             The management personnel of the Trust will prepare an annual report to the Trust’s board of trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Trust’s Board of Trustees that the Adviser and the Trust have each adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management’s experience under this Code, evolving industry practices or legal developments.

V.	Investment Advisers, Sub-Advisers, and Principal Underwriter

Each of the Investments Advisers, Sub-Advisers, and Principal Underwriters of the Trust, as applicable, shall design and implement a Code of Ethics in compliance with Rule 17j-1, and shall certify to the Trust each has adopted procedures reasonably necessary to prevent their Access Persons from violating the code or procedures. Such certification shall include a description of any issues arising under the code of ethics or procedures, including without limitation information about material violations of the code or procedures and sanctions imposed in response to the material violations.

Related Agreements & Appendixes:	Appendix 3.1 –	Annual Issues Report and Certification of the Ranger Funds Investment Trust

Responsible Party/Compliance Process: Chief Compliance Officer; Investment Adviser, Sub-Adviser, Principal Underwriter.